UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

------- ---- -------------------------------------------------------------------
  [ ]        Preliminary Proxy Statement
------- ---- -------------------------------------------------------------------
             Confidential, for Use of the Commission Only (as permitted by Rule
  [ ]        14a-6(e)(2))
------- ---- -------------------------------------------------------------------
  [ ]        Definitive Proxy Statement
------- ---- -------------------------------------------------------------------
  [X]        Definitive Additional Materials
------- ---- -------------------------------------------------------------------
  [ ]        Soliciting Material Pursuant to Section 240.14a-12
------- ---- -------------------------------------------------------------------

                                  GENCORP INC.
                (Name of Registrant as Specified In Its Charter)

                               PIRATE CAPITAL LLC
                               JOLLY ROGER FUND LP
                          JOLLY ROGER OFFSHORE FUND LTD
                   JOLLY ROGER ACTIVIST PORTFOLIO COMPANY LTD
                              MINT MASTER FUND LTD.
                              THOMAS R. HUDSON JR.
                                 DAVID A. LORBER
                                 TODD R. SNYDER
                                 ROBERT C. WOODS
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

------- ------ -----------------------------------------------------------------
  [X]          No fee required.
------- ------ -----------------------------------------------------------------
  [ ]          Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
               and 0-11.
------- ------ -----------------------------------------------------------------
        1)     Title of each class of securities to which transaction applies:
------- ------ -----------------------------------------------------------------
        2)     Aggregate number of securities to which transaction applies:
------- ------ -----------------------------------------------------------------
        3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
------- ------ -----------------------------------------------------------------
        4)     Proposed maximum aggregate value of transaction:
------- ------ -----------------------------------------------------------------
        5)     Total fee paid:
------- ------ -----------------------------------------------------------------
  [ ]          Fee previously paid with preliminary materials.
------- ------ -----------------------------------------------------------------
  [ ]          Check box if any part of the fee is offset as provided by
               Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
------- ------ -----------------------------------------------------------------
        1)     Amount Previously Paid:
------- ------ -----------------------------------------------------------------
        2)     Form, Schedule or Registration Statement No.:
------- ------ -----------------------------------------------------------------
        3)     Filing Party:
------- ------ -----------------------------------------------------------------
        4)     Date Filed:
------- ------ -----------------------------------------------------------------

                                 March 16, 2006

Dear Fellow GenCorp Inc. Shareholders:

Pirate Capital has been a long term investor in GenCorp Inc. since August
2004. We are currently its second largest shareholder, beneficially owning 8.4% of the Company's outstanding common stock. We are asking for your vote at the 2006 annual meeting of shareholders in order to elect three highly-qualified nominees, David A. Lorber, Todd R. Snyder and Robert C. Woods, to the Board of Directors, as well as your vote "For" an important corporate governance proposal to declassify the Board of Directors. PIRATE CAPITAL GROUP BELIEVES THAT IT IS TIME FOR SHAREHOLDERS TO HAVE REPRESENTATIVES IN THE BOARDROOM WHO WERE NOMINATED BY SHAREHOLDERS FOR THE PURPOSES OF, AND WHO ARE COMMITTED TO, WORKING TO ADDRESS THE FOLLOWING:

           (1) PROMOTING THE ACCOUNTABILITY OF SENIOR MANAGEMENT,
           (2) ADVOCATING CORPORATE GOVERNANCE IMPROVEMENTS, AND
           (3) ENCOURAGING AND OVERSEEING EFFORTS TO MAXIMIZE SHAREHOLDER VALUE.

We believe that our nominees, given their strong backgrounds, would bring valuable insights to the Company that would help strengthen strategic relationships and enhance the long term value of GenCorp. PIRATE CAPITAL GROUP'S NOMINEES HAVE SIGNIFICANT FINANCIAL, OPERATIONAL AND REAL ESTATE EXPERIENCE AND ARE WELL SUITED TO WORK WITH AND MONITOR GENCORP AND ITS MANAGEMENT.

o DAVID A. LORBER is a Director and Senior Investment Analyst for Pirate Capital. We believe he offers financial expertise and an extensive outside knowledge of GenCorp, and that he would be a pivotal voice for shareholders in the boardroom.
o TODD R. SNYDER is a Managing Director of Rothschild Inc., an international investment banking and financial advisory firm. As a seasoned restructuring advisor, we believe he offers valuable insights as the Company manages its operations, balance sheet and legacy issues.
o ROBERT C. WOODS is an investment banker at Cornerstone Capital Advisors, a real estate investment bank, and is also a real estate developer for Palladian Partners, a real estate development company. We believe his real estate experience would be invaluable as the Company explores all alternatives to maximize the value of the Company's real estate holdings.

We see 2006 as a critical year for the Company to develop a thorough strategic plan for its vast real estate holdings, and to generate positive cash flow in operating its Aerojet division. In our view, the current management team has lost credibility through its continued failure to achieve Company-stated projections and goals. We believe our highly-qualified nominees would bring an important outside perspective to the Company at this critical inflection point.

There is very little time remaining before the annual meeting, which the Company has scheduled for 9:00 a.m. (local time) on March 31, 2006 at its principal executive offices, located at Highway 50 and Aerojet Road, Rancho Cordova, California 95670. Pirate Capital Group urges you to carefully consider the information contained in the enclosed proxy statement and to support its efforts. PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD TODAY. For all of the reasons discussed in the materials included with this letter, we urge you to reject the solicitation made by the Company and not to vote on the Company's white proxy card, even as a form of protest. If you have already voted for the Company's slate of nominees or against our proposal, YOU HAVE EVERY LEGAL RIGHT TO CHANGE YOUR VOTE BY SIGNING, DATING AND RETURNING A LATER DATED GREEN PROXY CARD.

The enclosed proxy statement and GREEN proxy card are being furnished to shareholders in connection with the solicitation of proxies by Pirate Capital Group and not on behalf of the incumbent board of directors of the Company. Pirate Capital Group consists of Pirate Capital LLC ("Pirate Capital"), Jolly Roger Fund LP, Mint Master Fund Ltd., Jolly Roger Activist Portfolio Company LTD, Jolly Roger Offshore Fund LTD and Thomas R. Hudson Jr., together with their nominees David A. Lorber, Todd R. Snyder and Robert C. Woods.

Pirate Capital has been continually disappointed with what we perceive as management's inability to meet projected targets and divest assets at anticipated prices, as well as the Company's poor performance and dilutive capital-raising initiatives. As the stewards of shareholder capital, it is the Company's responsibility to project realistic forecasts and goals, not false optimism or hope. PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD TODAY.

FINANCIAL TARGETS CONTINUALLY MISSED

The Company continues to burn cash and miss projected targets. For example, in the first quarter of fiscal 2003, management disclosed that it expected free cash flow (operating cash flow less capital expenditures) of $10 million to $35 million for the full fiscal year. However, this projection was missed by a wide margin as actual free cash flow for fiscal 2003 was only $2 million. In the first quarter of fiscal 2004, the Company stated a goal of being cash flow positive for the full fiscal year. This goal was also missed by a wide margin as fiscal 2004 operating cash flow was negative $30 million and free cash flow was negative $92 million. In the first quarter of fiscal 2005, the Company stated that it expected to use $96 to $110 million in cash for the full fiscal year. This projection was also missed as total use of cash in fiscal 2005 was $125 million, 14% to 30% more than the Company's original guidance.

ASSET DIVESTITURES AT BELOW PROJECTED VALUES AND LONGER THAN PROJECTED TIME HORIZONS

In the second quarter of fiscal 2004, the Company announced its intention to divest its GDX Automotive business and, in connection with the proposed sale, took a charge of $261 million, writing down the value of the related assets to $165 million, representing the value that the Company believed the assets to be worth. Subsequently, during the third quarter of fiscal 2004, the Company sold this division for $147 million, $18 million below the Company's projected value, leading to an additional $18 million write-down. At the closing of the GDX transaction, the Company had received net proceeds of only $140 million, $7 million short of the disclosed sale price. As of GenCorp's 2005 Form 10-K, the Company still had not received the $7 million balance.

On October 15, 2004 the Company announced its intention to sell its Aerojet Fine Chemicals business unit ("AFC") and classified the business unit as a discontinued operation. The Company stated that it hoped the business would be sold in the next few months. Management indicated that investors should expect a sale price of approximately $120 million to $150 million (eight to ten times the business unit's $15 million of earnings before interest, income taxes, depreciation and amortization, or "EBITDA"). On July 13, 2005, the Company announced that it would sell this business unit for $119 million, consisting of $100 million in cash and a note from the purchaser for $19 million. This deal was then revised to $88 million in cash, a purchaser note for $26 million and a $5 million earn-out. In the third quarter of fiscal 2005, the Company recorded a $28 million loss on the sale of AFC primarily because the Company was forced to write-off the $26 million purchaser note. Not only did the Company sell AFC for below its initial guidance, a "few months" turned into nine months, the purchaser note has been written-off, and the Company invested over $38 million of cash into AFC during the sale process (of which only $17 million was reimbursed by the purchaser). The Company has stated that it may be paid up to

$5 million based on the earn-out provision, and that it would record future income on the purchaser note and any contingent payment when and if realized. We look at the sale of AFC as if GenCorp received $88 million in cash less the $21 million of un-reimbursed invested capital, and thus the Company in effect sold AFC for only $67 million (4.5 times EBITDA).

Management also failed to reach a favorable agreement in negotiating its Atlas V contract. Several times in fiscal 2004 and 2005, management disclosed that it continued to expect the Company to recover its costs on the Atlas V contract, and to renegotiate the contract so that it would be profitable for the Company. To our surprise, on December 28, 2005 the Company announced a $165 million to $175 million write-off of Atlas V inventory and a renegotiation of the Atlas V contract that the Company would not expect to be profitable until some time after 2007.

DILUTIVE CAPITAL-RAISING INITIATIVES

On November 23, 2004, the Company sold 8,625,000 shares of common stock at $16 per share, diluting existing shareholders by 20%. Importantly, on November 11, 2004, 12 days before the sale, Steel Partners II, L.P. delivered a letter to the Company disclosing its willingness to immediately enter into negotiations to acquire GenCorp for $17 per share in cash, which is 6.25% higher than the price at which the Company sold shares.

PERSISTENT RESISTANCE OF CORPORATE GOVERNANCE REFORM

On November 2, 2004, a shareholder submitted to the Company a proposal for inclusion in last year's proxy statement, requesting a non-binding vote of the shareholders to recommend declassifying the Board of Directors so that all directors would stand for election annually. The Company ended up negotiating for the withdrawal of that proposal so that shareholders would not have the opportunity to vote on it. On October 28, 2005, Pirate Capital submitted to the Company a proposal for the 2006 annual meeting of shareholders, again requesting a non-binding vote to declassify the Board. In the Company's 2006 proxy statement, the Board stated its unanimous opposition to the proposal. Only if the proposal is approved at the meeting by the holders of a majority of the TOTAL VOTING POWER OF ALL OUTSTANDING SHARES of the Company's common stock (as opposed to a majority of the VOTES CAST, which is a lower vote standard and is the vote required for our non-binding proposal to pass), will the Board of Directors propose at the 2007 annual meeting a binding resolution to declassify the Board - which itself would require the approval of 80% of the TOTAL VOTING POWER OF ALL OUTSTANDING SHARES of the Company's common stock. The Board also stated that it would structure its 2007 proposal, if submitted, so that all directors would not stand for annual re-election until 2009!

Pirate Capital does not believe that the Board's opposition to the declassification proposal is consistent with good corporate governance or in the best interest of shareholders. Pirate Capital believes that annual accountability of boards is a pivotal factor in promoting sound corporate governance. The current Board's opposition to this proposal reflects the incumbent directors' refusal to subject themselves to annual accountability to shareholders. OUR NOMINEES ARE COMMITTED TO PUSHING FOR IMMEDIATE CORPORATE GOVERNANCE CHANGES AT GENCORP.

HOPE HAS NOT CREATED VALUE

We believe that GenCorp's stock appreciation over the past three years is due to external events, and not reflective of operational improvements. For example, the Company owns vast tracks of real estate in Sacramento, California, and real estate values in Sacramento increased 15% in 2003, 25% in 2004 and 19% in 2005 according to the OFHEO MSA House Price Index. In addition, in November 2004 GenCorp's stock price rose approximately 20% after Steel Partners II, L.P. offered to acquire all of the outstanding shares of the Company at a premium to the market price.

Pirate Capital believes that 2006 is a critical year in devising a strategy to maximize the value of the Company's assets, and we do not want to rely on the "hope" that the Company's management team improves shareholder value. We believe that shareholders must demand change at the 2006 annual meeting. Pirate Capital has nominated three distinguished individuals - David A. Lorber, Todd R. Snyder and Robert C. Woods - who are committed to closely monitoring and promoting the accountability of senior management, advocating corporate governance improvements and encouraging and overseeing efforts to maximize shareholder value. We urge you to vote your shares on the GREEN proxy card today!

                                    IMPORTANT

Please review the enclosed proxy statement carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own.

1. If your shares are registered in your own name, please sign, date and mail the enclosed GREEN proxy card to D.F. King & Co., Inc., in the postage-paid envelope provided today.

2. If you have previously signed and returned a proxy card to GenCorp, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to GenCorp by signing, dating and mailing the enclosed GREEN proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the 2006 annual meeting by delivering a written notice of revocation or a later dated proxy for the 2006 annual meeting to D.F. King & Co., Inc., or by voting in person at the 2006 annual meeting.

3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GREEN proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed GREEN proxy card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a GREEN proxy card to be issued representing your shares.

4. After signing the enclosed GREEN proxy card, do not sign or return GenCorp's proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

If you have any questions concerning the enclosed proxy statement, would like to request additional copies of the proxy statement or need help voting your shares, please contact our proxy solicitor:

                              D.F. KING & CO., INC.
                                 48 WALL STREET
                               NEW YORK, NY 10005
                         CALL TOLL-FREE: (888) 887-0082
             BANKS AND BROKERAGE FIRMS CALL COLLECT: (212) 269-5550